EXHIBIT 3

UBS AG

TO

U.S. BANK TRUST NATIONAL ASSOCIATION

Trustee

Third Supplemental Indenture

Dated as of November 19, 2012

Supplement to Indenture Dated

as of November 21, 2000

THIRD SUPPLEMENTAL INDENTURE, dated as of November 19, 2012 to the Indenture dated as of November 21, 2000, as supplemented by the First Supplemental Indenture thereto dated as of February 28, 2006 and the Second Supplemental Indenture thereto dated as of December 13, 2010 (as supplemented, the “Indenture”), between UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company”), having its principal office at Bahnhofstrasse 45, Zurich, Switzerland, and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY:

WHEREAS, the Company has heretofore made, executed and delivered to the Trustee the Indenture, providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series;

WHEREAS, on April 4, 2008 the Company issued $100,000,000 in aggregate principal amount of its Exchange Traded Access Securities linked to the UBS Bloomberg Constant Maturity Commodity Index Total Return due 2038, CUSIP No. 902641778 (the “Initial Note”), and on May 24, 2010 the Company issued an additional $100,000,000 in aggregate principal amount of its Exchange Traded Access Securities linked to the UBS Bloomberg Constant Maturity Commodity Index Total Return due 2038, CUSIP No. 902641778 (the “Subsequent Note”) (the Initial Note and the Subsequent Note are each referred to herein as an “Affected Note” and, collectively, the “Affected Notes”), which constitute parts of the single series of the debt securities entitled “Medium-Term Notes, Series A” issued by the Company pursuant to the Indenture;

WHEREAS, the Company desires to modify certain provisions of the Affected Notes relating to the early redemption of the Affected Notes at the election of the Company;

WHEREAS, Section 902 of the Indenture provides that, with the consent of not less than 66 2/3% in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture;

WHEREAS, the Company conducted a consent solicitation, dated as of October 16, 2012 (the “Consent Solicitation”) with respect to the matters contemplated by this Third Supplemental Indenture;

WHEREAS, through the Consent Solicitation the Trustee and the Company have received the consent of 70.24% in principal amount of the relevant Outstanding Securities to the matters contemplated herein; and

WHEREAS, this Third Supplemental Indenture is authorized by the Board Resolution dated December 9, 2011, and all things necessary to make this Third Supplemental Indenture a valid agreement of the Company and the Trustee according to its terms have been done;

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the provisions set forth herein, it is mutually agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities as follows:

ARTICLE 1

Amendments

Section 1.01. Concurrently with the execution and delivery of this Third Supplemental Indenture, the Initial Note and the Subsequent Note shall be amended such that: (i) the definition of the term “Fee Amount” which appears on the face of the Affected Notes shall read in its entirety as set forth in Annex A-1 hereto, and (ii) Section 6 of each Affected Note shall read in its entirety as set forth in Annex A-2 hereto.

Section 1.02. Immediately following the execution and delivery of this Third Supplemental Indenture, the outstanding Initial Note and outstanding Subsequent Note shall be exchanged pursuant to the Indenture for a single new note representing $200,000,000 in aggregate principal amount of the Company’s Exchange Traded Access Securities linked to the UBS Bloomberg Constant Maturity Commodity Index Total Return due 2038, CUSIP No. 902641778 (the “Replacement Note”) in substantially the form set forth in Annex B hereto (it being understood that such form of Replacement Note is substantially identical to the forms of the outstanding Affected Notes, except that it includes the amendments referenced in Section 1.01 above), provided that the failure to issue the Replacement Note shall not affect the validity of the outstanding Affected Notes or the effect of this Third Supplemental Indenture with respect to such outstanding Affected Notes.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.02. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.03. Separability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.04. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Section 2.05. Further Instruments. The parties hereto will execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purpose of this Third Supplemental Indenture.

Section 2.06. Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Third Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

Section 2.07. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.08. The Trustee accepts the amendments of the Indenture effective by this Third Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (ii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Third Supplemental Indenture to be duly executed, as of the day and year first above written.

UBS AG

By:	/s/ Chris Yeagley
Name: Chris Yeagley
Title Managing Director Equity Derivatives

UBS AG

By:	/s/ Vincenzo M. DiLullo
Name: Vincenzo M. DiLullo
Title Executive Director

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael M. Hopkins
Name: Michael M. Hopkins
Title Vice President

Annex A-1

Amended Definition of “Fee Amount”

“Fee Amount” means the amount calculated on a daily basis in the following manner: (i) the Fee Amount on the Initial Trade Date shall equal zero; (ii) on each subsequent calendar day until and including November 19, 2012, the Fee Amount will increase by an amount equal to (A) 0.65% divided by 365 multiplied by (B) the product of the principal amount of the Holder’s Securities and the Index Performance Ratio on that day (or, if such day is not a Trading Day, the Index Performance Ratio on the immediately preceding Trading Day); and (iii) on each subsequent calendar day until and including the Final Valuation Date or, in the case of Securities with respect to which the Holder has exercised its right of Early Redemption or the Company has exercised its Contingent Call Right, the applicable Valuation Date, the Fee Amount will increase by an amount equal to (A) 0.55% divided by 365 multiplied by (B) the product of the principal amount of the Holder’s Securities and the Index Performance Ratio on that day (or, if such day is not a Trading Day, the Index Performance Ratio on the immediately preceding Trading Day).

Annex A-2

Amended Section 6

6.	Contingent Call Right

The Securities are subject to redemption, in whole and not in part, at the election of the Company, on any Trading Day on or after April 4, 2013 through and including April 5, 2038. Any such election by the Company shall be made by notice given to the Holder not less than five (5) Trading Days prior to the Call Settlement Date specified by the Company in such notice. If the Company elects to redeem the Securities on the Call Settlement Date, the Holder will receive a cash payment equal to the principal amount of the Holder’s Securities times the Index Performance Ratio on the corresponding Valuation Date minus the Fee Amount on the corresponding Valuation Date. For the avoidance of doubt, the corresponding Valuation Date shall be the third Trading Day prior to the Call Settlement Date, as such dates may be postponed as provided in Section 3 hereof.